Exhibit 10.18

CONFIDENTIAL

2 July 2019

Wisconsin Alumni Research Foundation
Attn: Andy DeTienne
614 Walnut Street
Madison, Wisconsin 53726

RE:      Letter Agreement Regarding WARF/CDI License Agreement and CDI/Century Sublicense Agreement

Pursuant to its sublicensing rights under that certain License Agreement by and between Wisconsin Alumni Research Foundation (“WARF”) and FUJIFILM Cellular Dynamics, Inc. (formerly known as Cellular Dynamics International, Inc.) (“CDI”), WARF Agreement No. 11-00206, dated effective as of June 6, 2012, as amended (the “License Agreement”), CDI sublicensed certain rights to Century Therapeutics, LLC (“Century”) under the Licensed Patents as set forth in a sublicense agreement between CDI and Century, as may be amended or restated in the future by CDI and Century (the “Sublicense Agreement”). This letter agreement (this “Letter Agreement”) confirms the understanding between CDI, Century and WARF with respect to the License Agreement and Sublicense Agreement, notwithstanding any terms to the contrary in the License Agreement or Sublicense Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement. CDI, Century and WARF are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

1.            Century’s Right to Sublicense. Century shall have the right to grant non-exclusive further sublicenses (through multiple tiers) (each a “Sub-Sublicense”) of the rights and licenses to the Licensed Patents granted to Century under the Sublicense Agreement to third parties (without any limitations on Geography or on therapeutic indication, except as otherwise provided in the Sublicense Agreement), with prior written notice to WARF but otherwise in accordance with Section 2B(iii) (but excluding subclauses (a) and (b)) of the License Agreement and not exceeding the scope of rights (e.g., the Licensed Field and Licensed Territory) granted to CDI under the License Agreement. The Sub-Sublicenses shall be consistent with the terms of the License Agreement and this Letter Agreement to the extent applicable to Sub-Sublicenses of the Licensed Patents under the License Agreement. Century shall remain responsible for the activities of any of its sub-sublicensees as if the activities were directly those of Century; any act or omission of Century’s sub-sublicensee shall be considered a breach of Century, provided, however, that Century shall have ninety (90) days following receipt of notice of such act or omission to cure such breach and, if Century cures such breach during the cure period, WARF and CDI agree that the Sublicense Agreement and License Agreement shall remain in effect following such cure. A termination by Century of a Sub-Sublicense shall be deemed a cure by Century of a breach by such sub-sublicensee thereunder, provided that following such termination, Century is not in breach of the Sublicense Agreement.

2.            Century’s Right to Transfer or Assign. Century shall have the right to assign all of its rights and obligations under the Sublicense Agreement, provided that Century is not in material breach of the Sublicense Agreement, to an Affiliate (so long as it remains an “Affiliate” of Century) or to a third party successor with all or substantially all the business or assets to which the Sublicense Agreement relates (whether by merger, consolidation, stock sale, asset sale or otherwise), provided: (i) Century will notify WARF and CDI in writing within thirty (30) days following such assignment, including the identity of such assignee, (ii) the assignee of Sublicense Agreement agrees in writing to be bound by all of its terms and conditions (as well as Century’s obligations under this Letter Agreement) and to be responsible for all past and future obligations and liabilities thereunder, and (iii) if the assignee is an Affiliate, Century shall remain jointly liable for the performance of such Affiliate under this Agreement. Upon such transfer or assignment to an Affiliate, Century hereby guarantees the performance of its Affiliate (for such time as it remains an “Affiliate” of Century) of all obligations under the Sublicense Agreement and this Letter Agreement. Century’s right to assign its rights and obligations under the Sublicense Agreement shall otherwise be in accordance with the terms and conditions of the License Agreement applicable to sublicenses, as amended by this Letter Agreement.

3.             Acknowledgment Side Letter. With respect to the Acknowledgement Side Letter in Appendix F of the License Agreement, (a) neither Century nor sub-sublicensees of Century shall be required to name WARF as a third-party beneficiary to the applicable Sub-Sublicense; (b) in accordance with Paragraph 1 of this Letter Agreement, the Sub-Sublicense shall be further sublicensable provided that each tiered Sub-Sublicense will otherwise be subject to the terms and conditions of Section 2B(iii) (but excluding subclauses (a) and (b)) of the License Agreement, as amended by this Letter Agreement (including without limitation, each tiered sub-sublicensee will be required to sign the Acknowledgement Side Letter the terms of which in each instance shall be subject to the terms of this Letter Agreement); (c) in accordance with Section 2B(iii)(b)-(c) of the License Agreement and the terms of this Letter Agreement, the Sub-Sublicense may be assigned or transferred to a successor of any sub-sublicensee in connection with the merger, consolidation, reorganization or sale of all or substantially all of its assets or that portion of this business to which the Sub-Sublicense relates; and (d) Century shall not have the right to receive from its sublicensees anything of value in lieu of cash payments in consideration for the applicable Sub-Sublicense, without the express prior written consent of WARF and CDI (which consent shall not be unreasonably withheld so long as Century provides a written notice to WARF and CDI (with notice by email being acceptable) that provides the identity of the proposed sub-sublicensee, a summary of the terms of the proposed Sub-Sublicense, and the non-cash consideration together with a reasonable estimate of its fair market value), provided that if either WARF or CDI fails to provide Century with written consent within fifteen (15) calendar days of the date of the notice from Century, WARF and CDI shall be deemed to have given express prior written consent for the purposes of this clause (d).

4.            Survival of Sublicense Agreement and Sub-Sublicenses. Upon termination of the License Agreement by WARF for any reason (other than a reason caused by an act or omission of Century), the Sublicense Agreement shall have the following survival rights: (i) the Sublicense

Agreement will survive as a direct license from WARF for a period of one hundred twenty (120) days after termination of the License Agreement (provided that no obligations will be imposed on WARF greater than those of the License Agreement) and WARF does hereby grant to Century a direct license on the terms and conditions set forth in the License Agreement, as amended by this Letter Agreement, for such one hundred twenty (120) day period (the “Extension Period”); and (ii) during the Extension Period, WARF and Century will cooperate in good faith to draft and enter into an amended and restated direct license agreement between them having terms substantially similar to those of the Sublicense Agreement (e.g., scope of licensed rights under the Licensed Patents) but revised to fairly include customary terms reflecting that the agreement is between WARF (a non-profit university patent management organization) and Century, rather than between Century and CDI (a for-profit company) (but, for the avoidance of doubt, not equity rights in Century or any Affiliate thereof). If WARF and Century have not executed such a direct license agreement between them during the initial Extension Period, the Extension Period shall extend, at Century’s sole discretion upon notice to WARF, for an additional one hundred twenty (120) days and thereafter, the Parties may mutually agree in good faith to extend the Extension Period for additional one hundred twenty (120) days periods, provided that the Parties are continuing to negotiate in good faith an amended and restated direct license agreement. Any Sub-Sublicenses will survive termination of the License Agreement to the same extent as the rights of Century survive in accordance with and subject to the foregoing.

5.            WARF’S Right to Developments. Notwithstanding anything in Section 2.E(ii) of the License Agreement, WARF hereby agrees that Section 2.E(ii) of the License Agreement shall not apply to Century and the sub-sublicensees of Century with respect to any Developments developed or created by Century or Century’s sub-sublicensees.

6.            Selling Price. In lieu of paying “earned royalties” calculated as a percentage of the “Selling Price” of Licensed Products under the Sublicense Agreement, Century and its Affiliates and sub-sublicensees of Century will pay to CDI “earned royalties” calculated as a percentage of Net Sales of Licensed Products sold by Century, and its Affiliates and sub-sublicensees. “Net Sales” shall mean the gross amount invoiced by Century and any of its Affiliates and such sub-sublicensees for sales of Licensed Product(s), less the following, but only insofar as these items are commercially reasonable under the circumstances, documented in writing, pertain specifically to Century’s sale of the Licensed Products, were actually included and accounted for in the gross revenue, and were not given in exchange for anything of value (such as data, in-kind consideration, or commitments to purchase other products or services) :

a.	sales taxes, excise taxes, use taxes, VAT and duties paid in relation to Licensed Product(s) and any other equivalent governmental charges imposed upon the importation, use or sale of Licensed Product(s) (including the annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L., No. 111-48)) (excluding taxes when assessed on income derived from sales):

b.	reasonable credits, repayments and allowances (actually allowed or paid) for defective or returned Licensed Product(s), including allowances for damaged, rejected, recalled or returned Licensed Product(s);

c.	governmental and other rebates, refunds, and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, in each case with respect to such Licensed Product(s);

d.	trade, cash, prompt payment or quantity discounts, actually allowed and taken directly by a third party, and mandated discounts;

e.	freight or other transportation charges, reasonable shipping insurance charges, and customs duties; and

f.	allowances for bad debt and uncollectible accounts (provided that Century has undertaken commercially reasonable efforts to obtain each such debt and amount).

For the avoidance of doubt, sales, transfers or disposition of Licensed Product(s) between any of Century, an Affiliate or a sub-sublicensee for subsequent resale by the transferee shall not be considered Net Sales hereunder provided that the subsequent resale is accounted for as Net Sales. Notwithstanding anything to the contrary herein, the supply or other transfer or disposition of Licensed Product(s) without charge, or at or below cost (i) for use in studies for regulatory approval of the Licensed Products; (ii) for use in any tests or studies for the Licensed Products that are reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority; or (iii) for use in compassionate use, named patient, indigent access, patient assistance, or similar reduced pricing programs, shall be excluded from the computation of Net Sales. Further for the avoidance of doubt, each reference in the Sublicense Agreement to “Selling Price” instead shall be deemed to refer to “Net Sales” as defined herein.

7.            Royalty. With respect to Licensed Products sold by Century and its Affiliates and sub-sublicensees of Century, the royalty obligations set forth in Section 4.B(i) and 4C(i) of the License Agreement (as amended by this Letter Agreement and as applicable under the Sublicense Agreement) shall continue on a country-by-country basis as to each Licensed Product sold in such country until the date as of which the last to expire Licensed Patent that covers such Licensed Product in such country and in the country in which the Product was manufactured (if different than the country in which the Product was sold) has expired or terminated. Except as amended by this Letter Agreement, the terms and conditions set forth in the License Agreement and the Sublicense Agreement for royalty obligations applicable to sublicensees shall otherwise apply to Century, its Affiliates, and sub-sublicensees.

8.             Additional Royalty Terms. The terms of CDI’s royalty payments set forth in Sections 4.B(ii) and 4.B(iii) of the License Agreement shall apply under the Sublicense Agreement mutatis mutandis to Century and sub-sublicensees of Century (and the Sublicense Agreement is hereby amended accordingly). However, for clarity, (a) any royalty owed to WARF by CDI under Section 4C(i) due to sales by Century shall not be reduced under Section 4B(ii) on account of a separate license from CDI to Century as contemplated in clause (b) of this provision or on account of a separate license from Century or CDI to such sub-sublicensee as contemplated in clause (c) of this provision, and (b) Century may not reduce any royalty owed to CDI under the Sublicense Agreement on account of a separate license from CDI to Century and (c) a sub-sub licensee may not reduce any royalty owed to Century under any Sub-Sublicense on account of a separate license from Century or CDI to such sub-sublicensee.

9.             Indemnification. Century’s obligations to WARF, the Morgridge Institute for Research, the WiCell Research Institute and the University of Wisconsin under Section 8.1 of the Sublicense Agreement shall only apply with respect to liabilities, demands, damages, settlements, suits, claims, proceedings, costs and expenses (including reasonable out-of-pocket legal expenses and reasonable attorneys’ fees), in each case, arising out of or relating to claims brought by third parties.

10.           Assignment. Neither this Letter Agreement nor any interest herein may be assigned, in whole or in part, by a Party without the prior written consent of the other Parties. Notwithstanding the foregoing, a party may assign its rights and obligations under this Letter Agreement to any of its Affiliates or to any successor in connection with the merger, consolidation, reorganization or sale of substantially all of its assets or that portion of its business to which this Letter Agreement relates, provided that (i) the assigning party will notify the other parties in writing within thirty (30) days following such assignment, including the identity of such assignee, (ii) the assignee of agrees in writing to be bound by the terms and conditions hereof and to be responsible for all past and future obligations and liabilities hereunder, and (iii) if the assignee is an Affiliate, the assigning party shall remain jointly liable for the performance of such Affiliate under this Letter Agreement. Upon such assignment to an Affiliate, the assigning party hereby guarantees the performance of its Affiliate (for such time as it remains an “Affiliate” of the assigning party) of all obligations to the other Party under the Sublicense Agreement and this Letter Agreement. Any assignment in circumvention of the foregoing shall be void. Subject to the foregoing, this Letter Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.           Notices. Any notice or request required or permitted to be given under or in connection with this Letter Agreement shall specifically refer to this Letter Agreement, and shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to CDI:	FUJIFILM Cellular Dynamics, Inc. 525 Science Dr., Ste. 200 Madison, Wisconsin 53711 Attention: Chief Technology Officer

With a copy to:	FUJIFILM Cellular Dynamics, Inc. 525 Science Dr., Ste. 200 Madison, Wisconsin 53711 Attention: General Counsel

If to Century:	Century Therapeutics, LLC 54 West 21st St., Ste. 408 New York, NY 10010 Attention: Chief Executive Officer

If to WARF:	Wisconsin Alumni Research Foundation 614 Walnut Street Madison, Wisconsin 53726 Attention: Contracts Manager

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon actual receipt thereof. All notices under this Letter Agreement shall be deemed effective upon receipt.

12.          No Waiver of Rights. No failure or delay on the part of a Party in the exercise of any power or right under this Letter Agreement shall operate as a waiver thereof. No single or partial exercise of any right or power under this Letter Agreement shall operate as a waiver of such right or of any other right or power. The waiver by a Party of a breach of any provision of this Letter Agreement shall not operate or be construed as a waiver of any other or subsequent breach under this Letter Agreement.

13.         Severability. In case any one or more of the provisions contained in this Letter Agreement shall, for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability, shall not affect any other provision of this Letter Agreement, and the Parties shall negotiate in good faith to modify this Letter Agreement to preserve (to the extent possible) their original intent.

14.         Amendments. No amendment or modification of or supplement to the terms of this Letter Agreement shall be binding on a Party unless reduced to writing and signed by both Parties.

15.          Entire Agreement. This Letter Agreement sets forth the entire agreement among the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties as to the subject matter hereof. In the event of any conflict between this Letter Agreement and the License

Agreement or the Sublicense Agreement, this Letter Agreement will control. This Letter Agreement and any dispute regarding the performance or breach hereof will be governed, interpreted and construed in accordance with the laws of the State of Wisconsin, and the patent law of the United States, without respect to its conflict of laws rules.

16.          Survival. The rights and obligations of the Parties under this Letter Agreement shall continue until the expiration or the earlier termination of the Sublicense Agreement or Sub-Sublicense, as applicable.

17.           Counterparts. This Letter Agreement, or any part thereof requiring signing by the Parties, may be executed in separate counterparts, each of which shall be an original as against any Party whose signature appears thereon but all of which together shall constitute one and the same instrument. A facsimile or PDF transmission of the signed Letter Agreement, and those parts thereof requiring signing by the Parties, shall be legal and binding on the Parties. The Parties agree this Agreement may be electronically signed and that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

[END OF PAGE. SIGNATURE PAGE FOLLOWS]

This Letter Agreement is signed below by authorized representatives of CDI, Century and WARF respectively indicating the Parties’ acceptance of the terms and conditions of this Letter Agreement.

FUJIFILM CELLULAR DYNAMICS, INC.

By:	/s/ Nicholas Manusos
(Signature)

Name:	Nick Manusos

Title:	COO

CENTURY THERAPEUTICS, LLC

By:	/s/ Osvaldo Flores
(Signature)

Name:	Osvaldo Flores

Title:	Chief Executive Officer

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Leigh Cagan
(Signature)

Name:	Leigh Cagan

Title:	Chief Technology Commercialization Officer